SAMPLE
FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT. We agree to provide the benefits and other rights of this contract. Payment of benefits is subject to the provisions, terms, and conditions of this contract. NON-PARTICIPATING.

This contract is a legal contract between You, as Owner, and Us, Principal Life Insurance Company, a stock company and member of Principal Financial GroupÚ. Your contract is issued based on the information You have given Us and payment of the Initial Premium as shown on the Data Page.

The accumulated value will increase or decrease each Valuation Day depending on the investment experience of the Separate Account Divisions that You select. There are no minimum guarantees for the performance of the Divisions.

EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS CONTRACT.
IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR CONTRACT TO EITHER YOUR MARKETER
OR OUR OFFICE BEFORE THE LATER OF: (1) 10 DAYS AFTER YOU RECEIVE THE CONTRACT OR
(2) SUCH LATER DATE AS SPECIFIED BY APPLICABLE STATE LAW. IF YOU RETURN THIS
CONTRACT, WE WILL REFUND YOUR PREMIUM IN STATES WHERE REQUIRED. IN STATES WHERE
PERMITTED, WE WILL REFUND THE ACCUMULATED VALUE PLUS ANY FEES OR CHARGES TAKEN,
WHICH MAY BE MORE OR LESS THAN PREMIUMS PAID. PLEASE READ YOUR CONTRACT
CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

The terms of this contract start on the Contract Date. So long as You satisfy the requirements set out in this contract, the contract will remain in force until the earliest of the payment of the death benefit, payment of the surrender value, or election of a benefit option.

(Company Officers' Signature and Title)

Any additional benefits provided by rider or endorsement follow the last page of this contract.

SAMPLE
DATA PAGE

Flexible Premium Deferred Variable Annuity

CONTRACT DATA
Contract Number:	[Sample]
Annuitant/Age:	[John Doe/35]
Owner:	[Jane Doe]
Joint Annuitant/Age:	[Jane Doe/35]
Joint Owner:	[John Doe]
Contract Date:	[November 1, 2009]
Maximum Annuitization Date:	[October 31, 2058]
Initial Premium:	[$10,000.00]

BENEFITS
Fixed Account Guaranteed Minimum Interest Rate:	[1.00%-3.00%]

Fixed Account Interest Rate for premium
payments received on the Contract Date:	[3.50%]
The Fixed Account Interest Rate may be lower for the Premium Payment Credit Rider.

Fixed Dollar Cost Averaging (DCA) Account
Guaranteed Minimum Interest Rate:	[1.00%-3.00%]

Fixed DCA Account 6-Month DCA Term
Interest Rate for premium payments received
on the Contract Date:	[4.50%]
Fixed DCA Account 12-Month DCA Term
Interest Rate for premium payments received
on the Contract Date:	[5.50%]

CONTRACT CHARGES AND LIMITS

Separate Account Administration Charge:	Currently [ 0.00% ], not to exceed 0.15%
annually
Mortality & Expense Risks Charge:	1.25% annually
Annual Fee:	Lesser of $30.00 or 2.00% of accumulated value
Transaction Fee:	[Currently $00.00 ], or, for unscheduled Division
transfers after the first, such larger amount as is
required by law or by the underlying mutual fund
of the Division.
Minimum Additional Premium:	$500.00
Maximum Total Premium Contributions:	$2,000,000.00
Minimum Unscheduled Partial Surrender:	$100.00
Minimum Accumulated Value After
A Partial Surrender:	$5,000.00
Minimum Accumulated Value To Initiate A
Scheduled Partial Surrender:	$5,000.00
Minimum Transfer Amount:	$100.00
Free Surrender Amount:
The greater of (A.) and (B.) where:
(A.) is 10% of premium payments decreased by any partial surrenders made since the last Contract
Anniversary; and
(B.) is the accumulated value minus remaining premium payments as of the surrender date.
[ Minimum Fixed DCA Account Premium Payment:	$1,000.00 ]

SAMPLE
SURRENDER CHARGES

Completed Contract Years
Since Each Premium	Surrender Charge
Payment Was Made	Percentage
0	6.00%
1	6.00%
2	6.00%
3	5.00%
4	4.00%
5	3.00%
6	2.00%
7 and after	0.00%

SURRENDER CHARGES

Completed Contract Years
Since Each Premium	Surrender Charge
Payment Was Made	Percentage
0	8.00%
1	8.00%
2	7.00%
3	6.00%
4	5.00%
5	4.00%
6	3.00%
7	2.00%
8	1.00%
9 and after	0.00%

SAMPLE
RIDER DATA

Guaranteed Minimum Withdrawal Benefit Rider
Effective Date:	[ November 1, 2009 ]
Current Quarterly Rider Charge:	{ 0.2375% }
Maximum Quarterly Rider Charge:	0.4125%

Table of For Life Withdrawal Benefit Payment Percentages – “Single Life”:

Age of Covered Life at	For Life Withdrawal Benefit
first Withdrawal	Payment Percentage
45-49	3.50%
50-54	4.00%
55-59	4.50%
60-69	5.00%
70-74	5.50%
75-79	6.00%
80+	6.50%

Table of For Life Withdrawal Benefit Payment Percentages – “Joint Life”:

Age of youngest Covered Life	For Life Withdrawal Benefit
at first Withdrawal	Payment Percentage
45-49	3.00%
50-54	3.50%
55-59	4.00%
60-69	4.50%
70-74	5.00%
75-79	5.50%
80+	6.00%

GMWB Bonus is available for the years shown below and equals the total of all premium payments made multiplied by the applicable GMWB Bonus Percentage shown below:

Contract Anniversary Following
the Rider Effective Date	GMWB Bonus Percentage
1	7.00%
2	6.00%
3	5.00%

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SAMPLE
CONTRACT DEFINITIONS

All capitalized terms used in this contract are either defined here or are shown on the Data Page.

ANNUITANT means the person, including any Joint Annuitant, whose life determines the annuity benefit.
The Annuitant is named on the Data Page, unless subsequently changed. This person may or may not be the Owner.

ANNUITIZATION DATE is the date the accumulated value is applied, under a benefit option, to make income payments.

CONTRACT ANNIVERSARY is the same day and month as the Contract Date in each Contract Year.

CONTRACT DATE is the date shown on the Data Page.

CONTRACT YEAR means the one-year period beginning on the Contract Date and ending one day before the Contract Anniversary and each subsequent one-year period beginning on a Contract
Anniversary.

DIVISION is the part of the Separate Account that invests in shares of a corresponding underlying Mutual
Fund. The value of an investment in a Division is variable and is not guaranteed.

FREE SURRENDER AMOUNT is the amount defined on the Data Page that may be withdrawn from the contract without a Surrender Charge.

INVESTMENT OPTION is a Division to which premium payments may be allocated or amounts may be transferred.

JOINT ANNUITANT(s) is the person named as the Joint Annuitant on the Data Page, unless subsequently changed.

JOINT OWNER(s) means the Owners who have an undivided interest in this contract. In this contract, any reference to the Owner’s death means the death of the first Owner to die.

MUTUAL FUND means a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NOTICE means any communication either in writing or another manner that We approve in advance that:
1.	We receive either in Our office or at such other address as We notify You in writing; and
2.	provides the information We need including any information required by any applicable law.

OWNER means the person, including any Joint Owner, who owns all rights and privileges of this contract.
If the Owner is not a natural person, the Owner must be an entity with its own taxpayer identification number.

SEPARATE ACCOUNT means Principal Life Insurance Company Separate Account B, a registered unit investment trust under the Investment Company Act of 1940, as amended, with Divisions to which premium payments may be allocated under this contract.

UNIT is the accounting measure used to calculate the Division values.

SAMPLE
VALUATION DAY is any day that the New York Stock Exchange (NYSE) is open for trading, and trading is not restricted.

VALUATION PERIOD means the period beginning at the close of normal trading in the NYSE, generally
4:00 p.m. E.T. on each Valuation Day, and ending at the close of normal trading of the NYSE on the next
Valuation Day.

WE, OUR, US means Principal Life Insurance Company.

YOU, YOUR means the Owner(s) of this contract.

PREMIUMS

PREMIUM PAYMENTS

Your Initial Premium is due on the Contract Date. After that, You may send Us additional premiums at any time while this contract is in force and before the Annuitization Date. The Minimum Additional
Premium allowed at any one time is shown on the Data Page. We will confirm Our receipt of premiums paid.

The total premium payments You make during the lifetime of this contract may not exceed the Maximum
Total Premium Contributions shown on the Data Page, except with Our prior written approval.

PREMIUM PAYMENT ALLOCATIONS

You may allocate premiums to any of the Investment Options. We will allocate the Initial Premium as of the Contract Date based upon the allocation instructions You have given Us, unless otherwise required by state law. However, We reserve the right to allocate the initial premium payment entirely to the Money
Market Division during the Examination Offer period. The sum of the percentages for all allocations must equal 100%.

You may change the allocation percentages by providing Us Notice.

CONTRACT VALUES

Any annuity benefit, surrender value or death benefit available under this contract will not be less than the minimum benefit required by state law.

ACCUMULATED VALUE

The accumulated value equals the sum of the values in all of the Investment Options under this contract.

DIVISION VALUE

The value for each Division under this contract is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals 1 minus 2, where:
1. is the number of Units credited to the Division because of:
a.	premiums and credits allocated to it;
b.	amounts transferred to it; and

SAMPLE
2.	is the number of Units redeemed from the Division because of:
	a.	amounts deducted from it;
	b.	amounts transferred from it; and
	c.	amounts surrendered from it.

UNITS AND UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Day.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding
Valuation Day by the particular Division's net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

On any Valuation Day, the net investment factor for a Division is:
1.	the net asset value of the underlying Mutual Fund shares held by that Division at the end of such
Valuation Day before any contract transactions are made on that day plus the per share amount of any dividend or other distribution made by such Mutual Fund during such Valuation Day;
divided by
2.	the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Valuation Day after all contract transactions were made for that day;
minus
3.	a separate account administration charge; minus
4.	a mortality and expense risks charge.

The charges in 3. and 4. above accrue daily and will be deducted from the Separate Account at Our discretion.

We reserve the right to change the separate account administration charge as shown on the Data Page.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.

SEPARATE ACCOUNT

SEPARATE ACCOUNT ASSETS

Assets are put into the Separate Account Divisions to support this contract and to support other variable annuity contracts We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions' assets, without regard to Our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities.

SAMPLE
SEPARATE ACCOUNT DIVISIONS

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate
Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation percentages and transfer any value in the eliminated or combined Divisions to other Divisions. You may exercise this right until the later of 60 days after:
1.	the effective date of such change; or
2.	the date You receive notice of this right.

You may exercise this right at no charge only if You have an interest in the affected Divisions.

TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Investment Options as provided below. To request a transfer,
You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and Division Values will be determined as of that day. Requests received after the close of the
NYSE will be processed and Division Values will be determined as of the next Valuation Day.

RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the Owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any
Division, or any underlying Mutual Fund. Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all Owners. In addition, We may suspend or modify transfer privileges at Our sole discretion, at any time, to prevent transfers that could disadvantage other Owners. These modifications could include, but are not limited to:
1.	Requiring a minimum time period between each transfer;
2.	Not accepting transfer requests from someone providing them for multiple contracts for which he or she is not the Owner;
3.	Limiting the dollar amount that an Owner may transfer at any one time; or
4.	Imposing a Transaction Fee as shown on the Data Page.

You may transfer amounts from one Investment Option to another by making scheduled or unscheduled transfers, as follows:
1.	You may make unscheduled transfers as follows:
	a.	You must specify the dollar amount or percentage to transfer to and from each Investment
Option. The amount must equal or exceed the lesser of the Investment Option value, or the
Minimum Transfer Amount shown on the Data Page;
	b.	a transfer will occur within 1 Valuation Day after the date We receive Your Notice;

SAMPLE
2.	You may make scheduled transfers (Dollar Cost Averaging) as follows:
	a.	You must specify the dollar amount or percentage to transfer to and from each Investment
Option. The amount must equal or exceed the lesser of the Investment Option value or the
Minimum Transfer Amount shown on the Data Page;
	b.	You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly);
	c.	transfers will occur on the date You specify other than the 29th , 30th or 31st of any month;
	d.	the value of each Investment Option from which transfers are made must equal or exceed the
Minimum Transfer Amount shown on the Data Page;
	e.	the transfers will continue until Your interest in the Investment Option is zero or We receive
Notice to stop the transfers; and
	f.	We reserve the right to limit the number of Investment Options from which scheduled transfers will be made at the same time. In no event will it ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING

Automatic portfolio rebalancing (APR) allows You to maintain the specific Division allocation percentages
You have elected.

APR transfers:
1.	do not begin until the expiration of the Examination Offer period described on the contract cover;
2.	may be made on the frequency You specify: quarterly (on a calendar year or Contract Year basis) or semi-annually or annually (on a Contract Year basis); and
3.	do not begin until We receive Your Notice.

Transfers are effective at the end of the Valuation Period during which We receive Your Notice. APR is not available if You have elected scheduled transfers.

FULL AND PARTIAL SURRENDERS

You may surrender this contract at any time prior to the Annuitization Date provided that the Owner is living. Notice to surrender this contract must be provided to Us at Our office.

FULL SURRENDER

You may surrender this contract in full for the surrender value. The surrender value at any time is equal to the accumulated value on the date We receive Your Notice, less any applicable Surrender
Charge, Transaction Fees and/or Annual Fees.

PARTIAL SURRENDERS

You may make scheduled and unscheduled partial surrenders of this contract by providing Us Notice.
Partial surrenders reduce the accumulated value of the contract, and are deducted from the Investment
Options in the same proportion as Your current premium payment allocations unless You direct otherwise.

If the partial surrender amount is less than the remaining Free Surrender Amount for that Contract Year, no Surrender Charge applies. Partial surrenders that exceed the remaining Free Surrender Amount for that Contract Year are subject to any applicable Surrender Charge.

SAMPLE
Any partial surrender that would reduce the accumulated value to less than the Minimum Accumulated
Value After A Partial Surrender amount shown on the Data Page will be treated as a request for full surrender of this contract.

The Minimum Unscheduled Partial Surrender amount is shown on the Data Page.

The Minimum Accumulated Value To Initiate A Scheduled Partial Surrender is shown on the Data Page.

Scheduled partial surrenders will:
1.	occur on a date and in an amount You specify in the Notice, other than the 29th , 30th or 31st of any month;
2.	occur either annually, semi-annually, quarterly or monthly, as specified in Your Notice; and
3.	continue until the accumulated value is zero or We receive Notice to stop scheduled partial surrenders.

DEATH BENEFITS

Prior to the Annuitization Date, You may file benefit instructions for the payment of the death benefit under a benefit option. Such benefit instructions, or a change of benefit instructions, must be in a written
Notice. A change of beneficiary will revoke any prior benefit instructions.

If benefit instructions are in effect, the death benefit will be paid according to those instructions. If no benefit instructions are in effect, We will pay the death benefit as described in the Death of Owner(s)
provision.

DEATH BENEFIT

If the Owner dies prior to the Annuitization Date, We will pay the death benefit upon Our receipt of all documents (including due proof of death) that We require to process the claim. No Surrender Charge applies when We pay a death benefit.

The death benefit is equal to the greatest of:
a.	the accumulated value as of the Valuation Date on which We receive the required documents
(including due proof of death);
b.	the total premium payments minus an adjustment for each partial surrender made on or before the Valuation Date on which We receive the required documents (including due proof of death);
or
c.	the death benefit that was in effect on any prior Contract Anniversary that is divisible equally by
7, plus any premium payments and minus an adjustment of each partial surrender made after that Contract Anniversary.

The adjustment for partial surrenders as described in b. and c. above will reduce the death benefit in the same proportion that the accumulated value was reduced on the date of the partial surrender. The adjustment for partial surrenders is computed as follows:
1.	the partial surrender amount plus any applicable charges; divided by
2.	the accumulated value immediately prior to the partial surrender; multiplied by
3.	the amounts determined in b. or c. above, immediately prior to the partial surrender.

SAMPLE
The accumulated value will remain invested in the Investment Options until the Valuation Date on which
We receive the required documents (including due proof of death). If more than one beneficiary is named, a beneficiary's portion of the death benefit will remain invested in the Investment Options until the Valuation Date on which We receive the required documents (including due proof of death).

We will pay interest on the death benefit from the date on which We received the required documents
(including due proof of death) to the earlier of:
1.	the date of payment; or
2.	one year from the date on which We received the required documents (including due proof of death), unless otherwise required by law.

We will determine the rate of interest, which will not be less than the interest rate required by law.

DEATH OF OWNER(S)

Unless benefit instructions are in place, the following provisions apply upon an Owner’s death if a contract is not jointly owned:
1.	If the surviving spouse is the only primary beneficiary, the surviving spouse may elect to become the Owner and continue the contract or elect to receive the death benefit.
2.	If the primary beneficiary(ies) is someone other than the surviving spouse, the primary beneficiary(ies) will receive the death benefit.

Unless benefit instructions are in place, the following provisions apply upon the death of the first Owner to die when a contract is jointly owned:
1.	The surviving Owner will be treated as the sole primary beneficiary. Any other beneficiary designation on record at the time of an Owner's death will be treated as a contingent beneficiary.
2.	If the surviving Owner is the spouse of the deceased Owner and no benefit instructions are in place, the surviving spouse may elect to continue the contract, elect to receive the death benefit in a lump sum payment, or elect a benefit option.
3.	If the surviving Owner is not the spouse of the deceased Owner, the surviving Owner will receive the death benefit.

DEATH OF ANNUITANT(S)

If an Annuitant who is not an Owner dies while this contract is in force, a new Annuitant may be named unless the Owner is a corporation, trust, or other entity.

If the Owner is a corporation, trust or other entity, the death benefit will be payable upon the death of the
Annuitant, or, in the case of Joint Annuitants, upon the death of the first Joint Annuitant.

BENEFIT PROVISIONS
ANNUITY BENEFIT

An annuity benefit is a periodic income payable to You. If this contract is in force and the Annuitant is living, an annuity benefit becomes payable upon the earlier of the date You request payments begin or the Maximum Annuitization Date. No Surrender Charge applies when We pay annuity benefits.

You may request commencement of an annuity benefit anytime after the first Contract Anniversary and prior to the Maximum Annuitization Date by sending Us Notice at Our office. The accumulated value will be applied to an annuity benefit as of the date We receive the Notice.

At the time an annuity benefit begins, We will issue a supplementary contract which provides for payment of the annuity benefit.

SAMPLE
MAXIMUM ANNUITIZATION DATE

The Maximum Annuitization Date shown on the Data Page is the date on which an annuity benefit will commence, unless You request an earlier Annuitization Date.

ELECTION OF BENEFIT OPTIONS

Prior to the Maximum Annuitization Date, You may elect a benefit option described in the Description of
Benefit Options provision below. If You do not elect a benefit option prior to the Maximum Annuitization
Date, We will make payments on the following basis:
1.	for contracts with one Annuitant, annuity payments will be based on a life income with 10-year guaranteed period; and
2.	for contracts with joint Annuitants, annuity payments will be based on a joint and 100% survivor life income with 10-year guaranteed period.

CONDITIONS

Election of any benefit option is subject to the following conditions:
1.	no changes may be made to the benefit option once a supplementary contract is issued;
2.	the amount applied must be at least $2,000.00;
3.	if a benefit option is chosen for the payment of the death benefit, the benefit options available are limited if the beneficiary is not a natural person; and
4.	We reserve the right to require evidence of age, gender if applicable, and continuing survival.

DESCRIPTION OF BENEFIT OPTIONS

OPTION A, CUSTOM BENEFIT ARRANGEMENT: A customized benefit option can be designed with Our written approval.

OPTION B, LIFE INCOME: We will pay an income during a person’s lifetime. You may elect a minimum guaranteed period. Payments will be in an amount We determine but not less than guaranteed by this section. The guaranteed minimum monthly life income for an elected 10-year guaranteed period is shown in Option B Tables below. If the person dies after payments begin but before the end of any minimum guaranteed period, the remaining payments will be paid to named beneficiary(ies) under the benefit option until the end of the guaranteed period.

OPTION C, JOINT AND SURVIVOR LIFE INCOME: We will pay an income during the lifetime of two people. Payments will continue until the deaths of both people. You may elect a minimum guaranteed period. Payments will be in an amount We determine but not less than guaranteed by this section. The minimum monthly joint and 100% survivor life income for an elected 10-year guaranteed period is shown in Option C Tables below. If both persons die after payments begin but before the end of any minimum guaranteed period, the remaining payments will be paid to named beneficiary(ies) under the benefit option until the end of the guaranteed period.

Benefit Options B and C are based on the Annuity 2000 Mortality Table with mortality projected 20 years by projection Scale G and 3.0% interest. Benefit options are also based on the gender of the Annuitant or Joint Annuitant, if applicable, except for contracts issued in states that require unisex tables or in connection with employment related annuities and benefit plans not based on the gender of the
Annuitant.

SAMPLE
OPTION B TABLES

These tables show the minimum monthly life income with 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

		Age
Age		Last Birthday
Last Birthday	10-Year Guaranteed	of Female/	10-Year Guaranteed
of Male Annuitant	Period	Unisex Annuitant	Period
55	4.19	55	3.93
56	4.27	56	4.00
57	4.35	57	4.06
58	4.43	58	4.13
59	4.52	59	4.21

60	4.61	60	4.29
61	4.71	61	4.37
62	4.81	62	4.46
63	4.92	63	4.55
64	5.03	64	4.65

65	5.15	65	4.75
66	5.27	66	4.86
67	5.40	67	4.98
68	5.53	68	5.10
69	5.67	69	5.23

70	5.82	70	5.37
71	5.97	71	5.52
72	6.12	72	5.67
73	6.28	73	5.83
74	6.44	74	5.99

75	6.61	75	6.17

85	8.30	85	8.06

95	9.37	95	9.29

SAMPLE
OPTION C TABLES

These tables show the minimum monthly joint and 100% survivor life income with 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

Age Last Birthday			Age Last Birthday of Female Annuitant
of Male Annuitant
	55	60	62	65	70	75	85	95
60	3.72	3.91	3.98	4.09	4.26	4.39	4.55	4.60
62	3.75	3.96	4.04	4.17	4.37	4.53	4.73	4.80
65	3.79	4.03	4.13	4.28	4.53	4.75	5.04	5.13
70	3.85	4.13	4.25	4.44	4.79	5.12	5.61	5.79
75	3.88	4.19	4.34	4.57	5.00	5.46	6.23	6.55
85	3.92	4.26	4.43	4.71	5.27	5.95	7.37	8.13
95	3.93	4.28	4.45	4.75	5.36	6.14	7.95	9.08

Age Last Birthday		Age Last Birthday of Younger Unisex Annuitant
of Older Unisex
Annuitant	55	60	62	65	70	75	85	95
60	3.67	3.82
62	3.71	3.88	3.95
65	3.76	3.96	4.05	4.17
70	3.82	4.08	4.19	4.36	4.65
75	3.87	4.17	4.30	4.52	4.91	5.30
85	3.92	4.26	4.42	4.69	5.25	5.90	7.22
95	3.93	4.28	4.45	4.75	5.35	6.13	7.91	9.01

FEES AND CHARGES
ANNUAL FEE

The Annual Fee is shown on the Data Page.

The Annual Fee will be deducted on the last day of each Contract Year prior to the Annuitization Date. If
You surrender this contract in full, the Annual Fee will be deducted at that time. The fee will be deducted from the Investment Option that has the greatest value.

TRANSACTION FEE

The Transaction Fee is shown on the Data Page.

We reserve the right to charge the Transaction Fee for each unscheduled transfer.

We also reserve the right to charge the Transaction Fee for each unscheduled partial surrender after the
12th unscheduled partial surrender in each Contract Year.

The Transaction Fee will be deducted pro-rata from the Investment Options from which the amount is surrendered or transferred.

SAMPLE
SURRENDER CHARGE

The Surrender Charge percentages are shown on the Data Page. The Surrender Charge equals:
1.	the amount of the accumulated value surrendered, less any remaining Free Surrender
Amount, less any remaining premium payments no longer subject to a Surrender Charge;
multiplied by
2.	the applicable Surrender Charge.

For a full surrender, any Surrender Charge will be deducted from the accumulated value.

For a partial surrender, the Surrender Charge will be deducted pro-rata from the Investment Options from which the amount is surrendered. The Surrender Charge is a percentage of the premium payments surrendered. The Surrender Charges shown on the Data Page reflect the percentage, if any, to be applied to the sum of the premium payments made during each of the Contract Years noted in the
Surrender Charges table. The percentage is based on the number of completed Contract Years between the Contract Year of the premium payment and the Contract Year of the surrender.

For purposes of calculating any Surrender Charge, amounts are considered as surrendered in the following order:
1.	premium payments made in Contract Years that are no longer subject to a Surrender Charge;
2.	the accumulated value minus remaining premium payments as of the surrender date;
3.	premium payments made in Contract Years that are still subject to a Surrender Charge, first-in, first out.

The Surrender Charge is not assessed when:
1.	the accumulated value is applied under a benefit option;
2.	the death benefit is paid;
3.	You make a partial surrender up to the Free Surrender Amount shown on the Data Page.

In addition, the Surrender Charge will not be assessed when You make a partial surrender up to the required minimum distribution amount as stated in the U.S. Internal Revenue Code.

We reserve the right to reduce the Surrender Charge for any amounts surrendered from this contract that are attributable to a conversion from existing products issued by Us and our subsidiaries, and as otherwise permitted by the Investment Company Act of 1940, as amended.

PREMIUM TAXES

We reserve the right to deduct amounts to cover any premium taxes related to this contract required by federal, state or local law. Any amounts will be deducted from the accumulated value on a pro-rata basis if such tax is incurred by Us.

SAMPLE
GENERAL INFORMATION

TERMINATION

This contract will terminate when one of the following occurs:
1.	the accumulated value is applied under a benefit option;
2.	the contract is surrendered in full; or
3.	the death benefit is paid to the beneficiary(ies).

If premium payments are not paid during two consecutive calendar years and the accumulated value or total premium payments (less partial surrender and applicable surrender charges) is less than $2,000,
We reserve the right to terminate this contract and pay You the accumulated value, less any applicable charges, in one lump sum payment.

This right will not be exercised in an unfairly discriminatory manner.

We will notify You and give You 60 days to increase the accumulated value to $2,000 before We exercise this right.

ANNUITANT

The Annuitant on the Contract Date is shown on the Data Page. The Annuitant may be changed after the
Contract Date.

OWNERSHIP

The Owner on the Contract Date is shown on the Data Page. As Owner You may exercise every right and enjoy every privilege provided by Your contract, subject to the rights of any irrevocable beneficiary(ies). These rights and privileges continue while Your contract is in force. We will accept directions from any Owner. Directions from any Owner are binding on all Owners.

CHANGE OF ANNUITANT OR OWNER

While this contract is in force, You may change the Owner and Annuitant of this contract by sending Us
Notice. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We may require that You send Us this contract so We can record the change.

BENEFICIARY

The beneficiary(ies) named and recorded at Our office will receive the death benefit in accordance with the Death of Owner(s) provision. You can change the beneficiary designation as provided below. If the only primary beneficiary is the Owner’s spouse, the contract may be continued upon the death of the
Owner with the spouse as the new Owner.

Unless otherwise specified, when the death benefit becomes payable and a beneficiary has not survived the Owner, We will pay the death benefit to any surviving beneficiary(ies) according to the percentages
You designated. If no beneficiary(ies) survives the Owner, the death benefit will be paid to the
Owner's estate unless otherwise specified.

SAMPLE
CHANGE OF BENEFICIARY

While this contract is in force, You may change the beneficiary(ies) of this contract by sending Us Notice.
The change will be effective as of the date We receive the Notice. We may require that You send Us this contract so We can record the change.

THE ENTIRE CONTRACT

The entire contract includes this document, any endorsements and riders, and the Data Page.

ALTERATIONS

This contract may be altered by mutual agreement or as necessary to comply with applicable law.
Any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

The validity of this contract will not be contested.

MISSTATEMENT OF AGE OR GENDER

If the Annuitant’s age or gender, if applicable, is not correct when given to Us at the time Benefit Options become payable, We will adjust the periodic income payable under the supplementary contract. Any adjustment will be based on the amount of periodic income that would have been purchased at the correct age and gender, if applicable.

TAXES

Distributions from this contract and any changes of Owner or Annuitant may have tax consequences to
You. You may want to seek the advice of Your tax advisor before making any changes to this contract.

DEFERMENT OF PAYMENTS AND TRANSFERS

We pay amounts from the Divisions within seven days after We receive Your Notice. We reserve the right to defer payments and transfers as permitted by the Investment Company Act of 1940 or other laws in effect at the time payments are to be made.

ANNUAL REPORT

We will send You an annual report of the accumulated value at no charge. The report will include a current statement of the number of Units credited to a Division and the dollar value of a Unit.

SAMPLE
FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT. We agree to provide the benefits and other rights of this contract. Payment of benefits is subject to the provisions, terms, and conditions of this contract. NON-PARTICIPATING.